As filed with the Securities and Exchange Commission on March 9, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL COAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2641185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Corporate Centre Drive, Scott Depot, West Virginia	25560
(Address to Principal Executive Offices)	(Zip Code)

International Coal Group, Inc. Director Compensation Plan

(Full title of the plan)

Roger L. Nicholson

Senior Vice President, General Counsel and Secretary

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

(Name and address of agent for service)

(304) 760-2400

(Telephone number, including area code, of agent for service)

With copies to:

Randi L. Strudler

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,000,000	(2)	$5.00	(3)	$5,000,000	$153.50
Total	1,000,000	(2)	_		$5,000,000	$153.50

(1)	In addition to the shares set forth in the table, pursuant to Rule 416 (a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the Director Compensation Plan, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.
(2)	Represents maximum number of shares of common stock of the Registrant, $0.01 par value per share (“Common Stock”), issuable pursuant to the Director Compensation Plan of International Coal Group, Inc. (the “Plan”) being registered hereby.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on March 5, 2007, which was $5.00 per share and was within five business days prior to this filing, with respect to shares issuable pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 and the introductory note to Part I of Form S-8, in each case under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	Annual Report on Form 10-K, for the year ending December 31, 2006, filed with the Commission on March 1, 2007;

•	Current Reports on Form 8-K, dated February 6, 2007 and February 26, 2007; and

•

The description of the Company’s Common Stock, par value $0.01, per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 333-124393), filed with the Commission on November 18, 2005.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

The Registrant’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws also provide that:

•

No director of the Registrant shall be held personally liable to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant, to the fullest extent permitted under Delaware law;

•

the Registrant shall indemnify any person who is made a party or threatened to be made a party to any threatened, pending or completed action, by reason of the fact that he or she is or was a director or an officer of the Registrant or any of its subsidiaries, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another company or of a partnership, joint venture, trust employee benefit program, or other enterprise, to the fullest extent permitted by Delaware law;

•

the Registrant may advance expenses incurred by a director, officer, employee or agent in connection with a legal proceeding to the fullest extent permitted by Delaware law, upon an undertaking by that person to repay promptly such amount if it is determined that the person is not entitled to indemnification;

•

the Registrant will maintain insurance on behalf of the Registrant’s directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status; and

•	the Registrant may indemnify and advance expenses, to the same extent as directors and officers, to any employee or agent of the Registrant.

Pursuant to Section 145(a) of the DGCL, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant or is or was serving at the Registrant’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), the Registrant shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to it unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption,

may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts. The indemnification provisions contained in the Registrant’s amended and restated certificate of incorporation and bylaws will not be exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

The indemnification provisions contained in the Registrant’s certificate of incorporation and/or bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Form of Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement No. 333-124393 on Form S-1, filed on October 24, 2005).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement No. 333-124393 on Form S-1, filed on November 9, 2005).

4.3	International Coal Group Inc. Director Compensation Plan (incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007).

4.4	Form of certificate of International Coal Group, Inc. common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-124393 on Form S-1, filed on September 28, 2005).

5.1	Opinion of Jones Day.

23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche LLP as to International Coal Group, Inc.

23.3	Consent of Deloitte & Touche LLP as to Horizon, NR LLC

24.1	Powers of Attorney.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if registration statement is on Form 8-A, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signatures on following page]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scott Depot, West Virginia, on March 9, 2007.

INTERNATIONAL COAL GROUP, INC.

By:	/S/ BENNETT K. HATFIELD
Bennett K. Hatfield
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ BENNETT K. HATFIELD
Bennett K. Hatfield	President, Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2007

/S/ BRADLEY W. HARRIS
Bradley W. Harris	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 9, 2007

*
Wilbur L. Ross, Jr.	Non-Executive Chairman and Director	March 9, 2007

*
Cynthia B. Bezik	Director	March 9, 2007

*
William J. Catacosinos	Director	March 9, 2007

*
Wendy L. Teramoto	Director	March 9, 2007

*
Stanley N. Gaines	Director	March 9, 2007

*
Maurice E. Carino, Jr.	Director	March 9, 2007

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC herewith, by signing his name hereto, does hereby sign and deliver to this Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Roger L. Nicholson
Name:	Roger L. Nicholson
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Jones Day.

23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche LLP as to International Coal Group, Inc.

23.3	Consent of Deloitte & Touche LLP as to Horizon, NR LLC

24.1	Powers of Attorney.